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            Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A special meeting of shareholders of the Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. was held on
November 5, 2015. The special meeting was held for shareholders of the Fund to vote on the following matters:

       1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

       2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
                          272,058,637  24,987,308   19,580,284    69,239,357

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
                          273,107,712  24,303,496   19,215,021    69,239,357

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
                          356,196,163  10,942,965   18,726,458        --